UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011

FIRST COMMUNITY BANK CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Florida	000-50357	65-0623023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9001 Belcher Road, Pinellas Park, Florida		33782
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (727) 520-0987

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on February 10, 2011, First Community Bank Corporation of America (“FCBCA”) and First Community Bank of America (the “Bank”) entered into an Acquisition Agreement with CBM Florida Holding Company (“CBM Holdings”) and Community Bank & Company, under which the Bank would be merged with and into Community Bank & Company, and FCBCA would transfer to CBM Holdings all of the shares of FCBCA’s wholly-owned subsidiary, First Community Lender Services, Inc.

On May 31, 2011, the Bank was merged with and into Community Bank & Company, and FCBCA transferred to CBM Holdings all of the shares of First Community Lender Services, Inc. FCBCA received $10 million in cash at closing.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 11, 2011, the Board of Directors of First Community Bank Corporation of America (“FCBCA”) determined that, if the transactions with CBM Holdings described in Item 2.01 above were consummated, that promptly after such consummation FCBCA should effect a termination of the registration of its common stock under Sections 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), causing its reporting obligations under Section 13 of the Exchange Act to be terminated, by filing with the Securities and Exchange Commission (“SEC”) a Form 25 on June 13, 2011, and then, on June 23, 2011, a Form 15.

The Board of Directors has approved this action as a cost reduction measure. Suspending and, ultimately, terminating FCBCA’s SEC reporting obligations will allow it to reduce the substantial legal, accounting and other expenses associated with reporting compliance and make those savings available for distribution to its shareholders. Following the merger of the Bank with CB&C and the sale of First Community Lender Services Inc. to CBM Holdings, FCBCA has no business operations. It holds only cash assets, which are anticipated to be distributed in December 2011 pursuant to the Plan of Complete Liquidation and Dissolution approved by the shareholders at the special meeting of shareholders held on April 11, 2011, provided that no claims are made against FCBCA prior to such date, and no contingent liabilities are identified by the Board for which it must reserve a portion of the cash assets.

FCBCA is eligible to suspend its reporting obligations and deregister its common stock because it has fewer than 300 record holders of its common stock. Immediately upon the filing of the Form 15, certain reporting obligations of FCBCA, such as its obligation to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, will immediately be suspended. For a period of ninety (90) days after the filing of the Form 15, FCBCA will still be subject to proxy rules, Section 16 reporting obligations, and certain provisions of the Williams Act. Following the suspension of its reporting obligations, FCBCA does not intend to provide any financial information to allow for public trading of FCBCA securities, and it is anticipated that the trading market for FCBCA stock will be substantially impacted when the current financial information about FCBCA becomes stale. This will likely result in a less liquid market for FCBCA shares.

Item 8.01. Other Events

As previously disclosed, on March 11, 2011, FCBCA entered into a definitive Securities Purchase Agreement (the “Agreement”) with the United States Department of the Treasury relating to the repurchase by FCBCA of (i) the 10,685 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of FCBCA (the “Shares”) and (ii) a Warrant to purchase 228,312 shares of FCBCA common stock (the “Warrant”), which were issued by FCBCA to the Treasury on December 23, 2008. The repurchase closed on May 31, 2011, with the aggregate purchase price for the Shares and the Warrant being $7,754,267.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Community Bank Corporation of America
(Registrant)
Date: June 1, 2011

	By:	/s/ Kenneth P. Cherven
(Signature)*
Kenneth P. Cherven
President & Chief Executive Officer

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